Exhibit 11

OfficeMax Incorporated and Subsidiaries
Computation of Per-Share Income (Loss)

	Three Months Ended September 30		Nine Months Ended September 30
	(Restated) 2004	2003	(Restated) 2004	2003
	(thousands, except per-share amounts)
Basic
Income before cumulative effect of accounting changes	$62,169	$32,884	$172,363	$10,207
Preferred dividends (a)	(3,242)	(3,191)	(9,776)	(9,744)

Basic income before cumulative effect of accounting changes	58,927	29,693	162,587	463
Cumulative effect of accounting changes, net of income tax	—	—	—	(8,803)

Basic income (loss)	$58,927	$29,693	$162,587	$(8,340)
Average shares used to determine basic income (loss) per common share	86,864	58,411	86,472	58,334

Basic income per common share before cumulative effect of accounting changes	$0.68	$0.51	$1.88	$0.01
Cumulative effect of accounting changes, net of income tax	—	—	—	(0.15)

Basic income (loss) per common share	$0.68	$0.51	$1.88	$(0.14)
Diluted
Basic income before cumulative effect of accounting changes	$58,927	$29,693	$162,587	$463
Preferred dividends eliminated	3,242	3,191	9,776	9,744
Supplemental ESOP contribution	(2,971)	(2,891)	(8,903)	(8,822)

Diluted income before cumulative effect of accounting changes	59,198	29,993	163,460	1,385
Cumulative effect of accounting changes, net of income tax	—	—	—	(8,803)

Diluted income (loss)	$59,198	$29,993	$163,460	$(7,418)

Average shares used to determine basic income (loss) per common share	86,864	58,411	86,472	58,334
Restricted stock, stock options and other	1,982	956	1,947	441
Series D Convertible Preferred Stock	3,170	3,330	3,244	3,368

Average shares used to determine diluted income (loss) per common share	92,016	62,697	91,663	62,143

Diluted income per common share before cumulative effect of accounting changes	$0.64	$0.48	$1.78	$0.02
Cumulative effect of accounting changes, net of income tax	—	—	—	(0.14)

Diluted income (loss) per common share (b)	$0.64	$0.48	$1.78	$(0.12)

(a)   The dividend attributable to the company’s Series D Convertible Preferred Stock held by the company’s ESOP (employee stock ownership plan) is net of a tax benefit.

(b)   For the nine months ended September 30, 2003, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.